UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2005

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

903 Calle Amanecer, Suite 100
San Clemente, California	92673
(Address of Principal Executive Office)	(Zip Code)

(949) 369-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

Pursuant to rights granted to BIP REIT Private Limited (“BIP”), an affiliate of GIC Real Estate, an investment arm of the Government of Singapore, in the Stock Purchase Agreement between Sunstone Hotel Investors, Inc. (“Sunstone”) and BIP dated as of April 27, 2005 (the “Stock Purchase Agreement”), Sunstone has agreed to sell BIP an additional 294,000 shares of common stock at a purchase price of $21.97 per share. The aggregate purchase price for these additional shares is $6,459,180. Sunstone and BIP have agreed that the additional shares of common stock and the purchase price will be deposited into escrow pursuant to an escrow agreement previously entered into by the parties with Citibank, N.A. and to be released upon the closing of the previously announced proposed acquisition of interests in six Renaissance hotels from Marriott. The purchase price has been deposited into escrow and the common stock will be issued and deposited into escrow upon the occurrence of certain events specified in the escrow agreement. These additional shares are covered by the Registration Rights Agreement Sunstone entered into with BIP granting it the right to cause Sunstone to register the shares purchased pursuant to the Stock Purchase Agreement.

The sale of the additional shares of common stock to BIP is exempt from registration under the Securities Act of 1933 (as amended, the “Securities Act”) pursuant to Section 4(2) thereof and Rule 506 promulgated thereunder, as there was no public offering of the securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: June 16, 2005	By:	/s/ JON D. KLINE
Jon D. Kline
Executive Vice President and
Chief Financial Officer